EXHIBIT 2.1

AGREEMENT

THIS AGREEMENT,made effective this 29th day of November, 2001, by and between Land O’Lakes, Inc., a Minnesota cooperative corporation with its principal place of business in Arden Hills, Minnesota (hereinafter “LOL”) and GalaGen, Inc., a Delaware corporation with its principal place of business in Minnetonka, Minnesota (hereinafter “GalaGen”).

WHEREAS, GalaGen owns certain pilot plant and support equipment and is the lessee under two leases for pilot plant, support, computer, and laboratory equipment; and

WHEREAS, GalaGen owes LOL approximately Five Hundred Fifty Thousand dollars ($550,000.00) for back rent owed to LOL by GalaGen and lease payments made by LOL on behalf of GalaGen.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.                                       GalaGen shall make payment to Metropolitan Mechanical Contractors, Inc. (and provide LOL with written evidence that such payment has been made) of approximately Ten Thousand Six Hundred Ninety–six dollars ($10,696.00).  GalaGen further agrees to take all other actions necessary to obtain a release of the mechanic’s lien filed against LOL by Metropolitan Mechanical Contractors for HVAC service calls.

2.                                       GalaGen agrees to sell, transfer and assign to LOL, free and clear of all adverse interests, liens, and encumbrances, all of the pilot plant and support equipment set forth on Exhibit A attached hereto and hereby incorporated by reference.  GalaGen agrees to execute a Bill of Sale transferring such equipment to LOL upon the Closing Date, as such term is defined below.

3.                                       GalaGen agrees to assign to LOL, and LOL agrees to accept such assignment from GalaGen, all of GalaGen’s rights and obligations under the Firstar Lease Agreement, a copy of such Lease Agreement which is attached hereto as Exhibit B (“Firstar Lease Agreement”).  GalaGen agrees to utilize its best efforts and shall cooperate with LOL in obtaining Firstar’s consent to the assignment of the Firstar Lease Agreement to LOL.  The parties agree to sign an Assignment and Assumption of the Firstar Lease Agreement and Consent to such Assignment and Assumption by Firstar upon the Closing Date.  The parties further agree that the Closing is expressly conditioned upon Firstar’s consent by Firstar of the Assignment and Assumption document agreed to by the parties.

4.                                       Pursuant to the Settlement and Conveyance Agreement and Mutual General Release (hereinafter “Conveyance Agreement”) entered into between Transamerica Business Credit Corporation (hereinafter “Transamerica”) and GalaGen dated November 29, 2001, GalaGen purchased from Transamerica the equipment and other assets described in Exhibit C attached hereto and hereby incorporated by reference.  As consideration for the Conveyance Agreement, GalaGen amended a Stock Warrant provided to an affiliate of Transamerica and provided such affiliate with another Stock Subscription Warrant to purchase 40,000 shares of GalaGen stock.  As consideration for LOL’s purchase of the equipment and other assets described in Exhibit C, LOL agrees to pay to Transamerica One Hundred Forty–five Thousand dollars ($145,000.00).  GalaGen agrees to sell, transfer, assign to LOL, free and clear of all adverse interests, liens, and encumbrances, all of the equipment and other assets set forth in Exhibit C.  GalaGen agrees to execute a Bill of Sale transferring such equipment and other assets to LOL upon the Closing Date, as such term is defined below.

5.                                       Upon the Closing Date, LOL agrees to provide GalaGen with a Release, which shall be in the form as set forth in Exhibit D, attached hereto and hereby incorporated by reference, which shall forgive and release GalaGen from all rental payments owed by GalaGen to LOL for GalaGen’s use of LOL’s facilities and all lease payments made by LOL on GalaGen’s behalf relating to the Firstar Lease Agreement.

6.                                       The parties agree that the Closing described in this Agreement shall take place at such time and place mutually agreed upon by the parties on or before October 31, 2001 (“Closing Date”).  The parties agree that the Closing and the obligations of LOL to close pursuant to this Agreement, are subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

                                                (a)                                  Release of the Metropolitan Mechanical Contractor’s Inc. mechanic’s lien in a form reasonably satisfactory to LOL;

                                                (b)                                 Consent by Firstar to the Assignment and Assumption of the Firstar Lease Agreement by LOL; and

                                                (c)                                  Execution of the Conveyance Agreement by GalaGen and Transamerica.

7.                                       This agreement, and the rights and obligations described hereunder, may not be assigned or transferred by either party without the other party’s prior written consent.

8.                                       This Agreement sets forth the entire understanding between the parties relative to the subject matter contained herein and supersedes all prior agreements, discussions, and understandings between the parties relative to such subject matter.  This Agreement may not be amended except by written document signed by both parties.

9.                                       This Agreement shall be governed and construed in accordance with the laws of the state of Minnesota.

IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement effective the day and year first above written.

GALAGEN, INC.		LAND O’ LAKES, INC.

By:	/s/ H.J. Cardello	By:	C.J. Policinski

Print Name:	H.J. Cardello	Print Name:	C.J. Policinski

Title:	President and CEO	Title:	EVP and COO

Date:	12/3/01	Date:	11/30/01